Exhibit 99.1

Ozop Surgical Corp. Announces Exclusive License Agreement with Spinal Resources Inc. for Spinal Implants

Agreement gives Ozop immediate revenue recognition, platform for growth, pathway to operating profit with an option to purchase

WEST PALM BEACH, FL / ACCESSWIRE / August 26, 2019 / Ozop Surgical Corp. (OTCQB: OZSC), a provider of premium surgical devices in the rapidly growing field of minimally invasive spine surgery (“Ozop” or the “Company”), today announced that it has entered into an Exclusive License Agreement (the “License Agreement”) with Spinal Resources, Inc. (“SRI”), that enables Ozop to recognize immediate revenues for the sales of SRI product. Ozop expects to achieve a $2M per year run rate of high margin sales within the first 90 days. Under the arrangement, Spinal Resources will continue to market the Swedge platform along with the existing portfolio to existing US and International customers. Ozop will purchase all existing inventory of SRI instruments and implants and will utilize SRI as a distributor.

The parties have also agreed for an Ozop option to purchase SRI, whereby under certain conditions, any license fees, inventory purchases and other costs incurred by Ozop could be applied to the purchase price. Founded in 2005, SRI, a Florida based company, engineered a unique line of patented spinal and cervical fixation systems for the surgical repair and reconstruction of debilitating spinal conditions.

The exclusive License Agreement allows Ozop to sell SRI’s Swedge (patented, FDA approved pedicle screw system) technology and patent pending transition rod which has been shown to reduce contact pressure and stress shielding in the spine along with a unique pathway into the deformity market. OZOP will also gain access to a full product portfolio including 3D-printed, Peek and Carbon Fiber technology products.

OZOP will be able to access the SRI network of distributors and hospital contracts through SRI whereby the OZOP product portfolio can be distributed along SRI branded product, with access to the existing and future distribution base. With its relationships with distributors outside of the SRI network, Ozop plans to be able to add additional sales of SRI product, giving the Company a clear path to operating profit. As Ozop completes their development of their expandable cage in 2020, and other in development products, it would be a natural fit for many of the existing distributors to sell these Ozop products thru the existing SRI contracts as well as new contracts being immediately sought.

An additional benefit is OZOP will be able to reduce costs based by utilizing the SRI infrastructure, specifically, mandated FDA quality and inventory control standards and systems.

Bernie Bedor, founder, CEO and sixteen- year veteran of the medical device industry stated “this venture aligned with SRI’s philosophy that innovation doesn’t occur in a vacuum, but requires dedication, passionate and inventive engagement. What we have created is a strong demonstration of our commitment to creating a solution necessary for expanding our approach without inflating costs. The medical/device industry will be excited by Ozop’s objectives, and their continued recognition of SRI’s mission which is to support cost-effective patient care with innovative mechanical and biomechanical products.”

Michael Chermak, Chief Executive Officer of OZOP commented, “This relationship allows us to focus on developing a sustainable revenue strategy while continuing to drive innovation that treats disorders of the spine. The combined efforts will rapidly accelerate the sales efforts already in place through Spinal Resources.”

About Ozop Surgical Corp.

Ozop Surgical, Corp. (www.ozopsurgical.com) invents, designs, develops, manufactures and distributes innovative endoscopic instruments, surgical implants, instrumentation, devices and related technologies, focused on spine, neurological and pain management procedures and specialties. Our focus is on economically disrupting the market with clinically equivalent or superior existing and new products resulting in immediate and significant savings for providers, payors and consumers. For more information please visit www.ozopsurgical.com.

About Spinal Resources, Inc.

Spinal Resources, Inc., based in Ft. Lauderdale, Florida, is a spinal medical device company. SRI is a competitive, value adding and technology driven company that supports cost-effective patient care with innovative mechanical and biomechanical products to alleviate pain, shorten recovery time, restore health and extend quality of life. SRI has groundbreaking, patented, FDA approved products within a product portfolio that has an independent intellectual property portfolio in excess of $3 million. For more information, please visit www.spinalresourcesinc.com.

Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

Contact:

Investor relations

Ted Haberfield
President
MZ Group – MZ North America
(760) 755-2716
thaberfield@mzgroup.us
www.mzgroup.us